LETTER OF INTENT


         This 28th day of January 2004, INMEDICA DEVELOPMENT CORPORATION, a Utah corporation ("InMedica") and WESCOR, INC, a Utah corporation ("Wescor") hereby express their intent to carry out the transactions described below.

                                R E C I T A L S:

                  WHEREAS, InMedica is the inventor and owner of certain proprietary technical information in oral, written, visual and physical form, related to non-invasive hematocrit (the "Hematocrit Technology");

                  WHEREAS, certain of the Hematocrit Technology is the subject of patent applications and/or patents in the United States and the European community (the "Patent Rights"); and

                  WHEREAS, InMedica and Wescor wish to pursue certain business transactions between the parties, including the delivery of the Hematocrit Technology to Wescor in order to allow Wescor to evaluate the commercial and technical utility of the Hematocrit Technology, the advancing of certain funds by Wescor to InMedica, and pursuit of a possible business venture between the parties, all as more fully described below.




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         1.  InMedica will deliver to Wescor all of the  Hematocrit  Technology, including all prototypes and technical information in the possession of InMedica and all prototype and technical information in the possession of Medical Physics, Inc., a consultant to InMedica.

         2. Wescor and its technical staff will analyze the Hematocrit Technology and may undertake modifications and enhancement to the Hematocrit Technology, with the agreement and approval of InMedica, to improve the commercial and technical utility of the Hematocrit Technology and the Patent Rights. In conducting its due diligence on the Hematocrit Technology, Wescor may, at its discretion, contract with Dr. Gail Billings and Dr. Justin Clark, principals of Medical Physics, Inc. who have been involved in the development of the Hematocrit Technology. All Due Diligence relating to the Technology will be the responsibility of Wescor. Only modifications and improvements agreed to in advance by InMedica and accepted by InMedica (the "Technology Modification Expenses") will be subject to any reimbursement of Wescor's expenses which will be secured by a promissory note as detailed in paragraph 9.

3. Wescor agrees to loan to InMedica during the months of January, February and March, 2004 an amount of up to $25,000 per month in order to maintain InMedica's overhead and status as a public company. Wescor has presently agreed to advance to InMedica those specific amounts identified in the category identified as Expenses for the months of January, February and March in Exhibit "A" attached hereto (the "Overhead Advances"). Any modifications to the agreed Overhead Advances to be advanced by Wescor as identified in Exhibit "A" must be agreed upon in writing in advance by Wescor and InMedica. Provided, however, that Wescor may terminate its commitment to loan Overhead Advances to InMedica by


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providing  written notice to InMedica.  In the event Wescor provides such notice of termination to InMedica, Wescor shall not be required to loan any more Overhead Advances to InMedica except those Expenses set forth on Exhibit "A" for the month during which the notice of termination is sent.

4. Wescor agrees to loan to InMedica during the months of January, February and March, 2004 an amount of up to $20,011.15 in order to pay InMedica's accrued expenses as of 12/31/2003, shown as Payables on attached Exhibit "A," (the "Accrued Expense Advances") not including accrued payroll expenses consulting, and dividend expenses. Any additions to the agreed Accrued Expense Advances to be advanced by Wescor as identified in Exhibit "A" must be agreed upon in writing in advance by Wescor and InMedica.

         5. InMedica and Wescor will enter into due diligence and negotiations to pursue a possible business venture between the companies. The principal terms of the anticipated business venture will be negotiated and defined as soon as practicable, to establish a reasonable basis for decisions of both companies for expenditures as described in paragraphs 2 and 3.

         6. At such time as the parties have negotiated and defined the principal terms of the anticipated business venture, as discussed in paragraph 5 above, subject to an appropriate level of due diligence, Wescor and InMedica shall cause to be prepared an Agreement (the "Agreement") pursuant to which the parties shall enter into a binding contract to conform with the intention of the parties as expressed in this Letter of Intent and to set forth such other representations, warranties, covenants and agreements as may be agreed upon by all parties.



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                                                                      /s/ WKB RH
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         7.  InMedica  agrees not to (i) solicit,  initiate,  or  encourage  the submission of any proposal or offer from any person relating to the acquisition of any rights in the Hematocrit Technology, any capital stock or other voting securities, or any substantial portion of the assets, of InMedica (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate other than with Wescor in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the
foregoing   (collectively,   the  "Stand-Off").   InMedica  will  notify  Wescor
immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. InMedica will deal exclusively with Wescor notwithstanding any third party proposals. The Stand Off will expire on April 1, 2004, unless extended by agreement of InMedica and Wescor or unless terminated earlier by Wescor by written notice of termination to InMedica as provided in paragraph 3 above.

         8. InMedica and Wescor will exchange all necessary and appropriate information regarding each company, including all available financial information, in order to allow the principals of both companies to investigate the terms of a possible business venture.

         9. The Overhead Advances from Wescor to InMedica, the Accrued Expense Advance, and any Technology Modification Expenses will be evidenced by convertible promissory notes which will bear interest at an annual rate equal to the prime rate published on a daily basis in the Wall Street Journal (the "Overhead Note", the "Accrued Expense Note" and the "Technology Modifications Note"). The resolution of the Notes will be specified in the Agreement. In the


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event the  Agreement is not executed,  the Overhead Note will be forgiven,  but, the Accrued Expense Note and Technology Modifications Note shall continue and will be repaid by InMedica pursuant to its terms. The Accrued Expense Note and the Technology Modifications Note shall be secured by an assignment and security interest granted to Wescor covering 50% of all proceeds received by InMedica in the future from any commercial use of the Hematocrit Technology. The security interest shall be evidenced by a Security Agreement and related UCC-1 financing statement (the "Security Documents"). Provided, however, at Wescor's option, any or all of the Notes may be converted into shares of InMedica stock based on a conversion price of $.10 per share.

         10. InMedica will not be responsible for any of Wescor's Due Diligence Expenses except the Technology Modification Expenses as described in Paragraph 2, above.

         11. As soon as practicable, before Wescor advances any of the Overhead Advances, Accrued Expense Advance or the Technology Modification Expenses, Wescor and InMedica shall cause to be prepared the Overhead Note, the Accrued Expense Note, the Technology Modifications Note and the Security Documents, which shall be executed by InMedica as a condition of the advancement of the Overhead Advances, Accrued Expense Advance, and the Technology Modification Expenses by Wescor.

         12. Except for the Overhead Advance, the Accrued Expense Advance and the Technology Modification Expenses as described above, each party hereto shall pay all of its own costs associated with consummation of the Agreement unless such costs are expressly assumed by the other party in writing.



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         13. All parties  will use their best efforts to proceed to a closing of the transactions contemplated herein as soon as reasonably practicable. Wescor and InMedica acknowledge that execution of the Agreement will be conditioned upon the results of their respective due diligence investigations. The parties further acknowledge that not all matters to be set out in the Agreement are mentioned in this Letter of Intent. The results of due diligence and the advice of professionals engaged by each party may result in additional terms not set out herein.

         14. The existence and terms and conditions of this Letter of Intent are strictly confidential and may not be disclosed to anyone other than to the directors, officers and advisers of InMedica and Wescor who shall have fiduciary or legal responsibilities to keep such information confidential, unless disclosure is required by applicable securities laws. The parties acknowledge and agree that they are parties to a mutual non-disclosure agreement, and continue to be bound by the terms thereof.

         15. This Letter of Intent is only an expression of intent by the parties to enter into binding contracts as soon as practicable. Except for paragraphs 7, 9 and 14 above, this letter itself does not constitute a contract, and no person, firm, company or corporation may take any action or refrain from taking any action to its or their detriment in reliance upon such expression.


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                                                                      /s/ WKB RH
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                                    INMEDICA:

                                    InMedica DEVELOPMENT CORPORATION,
                                    a Utah Corporation


                                    By:      /s/ Ralph Henson
                                    Its:     President

                                    WESCOR:

                                    WESCOR, INC, a Utah Corporation


                                    By:      /s/ Wayne K. Barlow
                                    Its:     President/CEO


















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